UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 10, 2009

TERRESTAR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33546	93-0976127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12010 Sunset Hills Road
Reston, VA	20190
(Address of Principal	(Zip Code)
Executive Offices)

Registrant’s telephone number, including area code:  703-483-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On November 10, 2009 (the “Expiration Date”), TerreStar Corporation (“TSC”) and TerreStar Holdings Inc. (“Holdings”), a Delaware corporation and a direct wholly-owned subsidiary of TSC terminated their offer to exchange (each, an “Exchange Offer” and collectively, the “Exchange Offers”) all outstanding shares of Series A and B Cumulative Convertible Preferred Stock of TSC (“Series A and B Preferred”) for up to 408,500 shares of Series F Preferred Stock of Holdings (“Sub Series F Preferred”), all outstanding shares of Series C and D Preferred Stock of TSC (“Series C and D Preferred”) and all outstanding shares of Series A and B Preferred Stock of TerreStar Networks Inc., (“TSN Series A and B Preferred”) for up to 10,000 shares of Sub Series F Preferred, and all outstanding shares of Series E Junior Participating Preferred Stock of TSC (“Series E Preferred,” and collectively, with the Series A and B Preferred, the Series C and D Preferred and the TSN Series A and B Preferred, the “Original Securities”) for up to 1,200,000 shares of Series G Junior Preferred Stock of Holdings.  In connection with the Exchange Offers, TSC is also terminating the solicitation (the “Solicitation”) of consents to certain proposed amendments to the certificate of designations of the Series B Cumulative Convertible Preferred Stock of TSC, which governs the terms of the Series B Cumulative Convertible Preferred Stock of TSC.  TSC and Holdings terminated the Exchange Offers and Solicitation, as of the Expiration Date, because certain conditions precedent to the Exchange Offers and Solicitation had not been satisfied.  TSC and Holdings instructed Epiq Financial Balloting Group, the exchange and information agent for the exchange offer, to promptly return any and all tendered shares.

TSC and Holdings continue to consider their options and may, including in the immediate future, commence a tender offer or exchange offer which differs from the Exchange Offers and Solicitation in its terms and/or structure.  In addition, TSC and Holdings may acquire all or a portion of the Original Securities through privately negotiated transactions or otherwise, upon such terms and consideration as TSC and/or Holdings may determine, which may differ from the Exchange Offers and Solicitation in price and/or consideration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRESTAR CORPORATION

By:	/s/ Douglas Brandon
Douglas Brandon
General Counsel & Secretary

Date: November 10, 2009